Exhibit 8.1
[Letterhead of Bryan Cave LLP]
March 9, 2007
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017-6039
Ladies and Gentlemen:
We have acted as counsel to Reinsurance Group of America, a Missouri corporation (the “Company”), in connection with the public offering of an aggregate principal amount of $300,000,000 of the Company’s Senior Notes due 2017 (the “Notes”) pursuant to the Prospectus Supplement dated March 6, 2007 (“Prospectus Supplement”) to the Prospectus contained in the Company’s Registration Statement filed pursuant to the Securities Act of 1933 (File Nos. 333-131761, 333-131761-01 and 333-131761-02). Except as otherwise indicated herein, all capitalized terms used in this letter have the same meanings assigned to them in the Prospectus Supplement.
In rendering our opinion, we have examined and relied upon without independent investigation as to matters of fact the Prospectus Supplement and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the factual information set forth in the Prospectus Supplement relating to the Notes and the offering of the Notes is accurate and complete in all material respects, and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such factual information through and as of the date of issuance of the Notes. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus Supplement may affect the conclusions stated herein.
In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Reinsurance Group of America, Incorporated
March 9, 2007

Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we confirm that the statements contained in the Prospectus Supplement under the caption “Material United States Federal Income Tax Consequences” insofar as such statements constitute matters of law or legal conclusions, as qualified there, are our opinion and that such statements fairly describe the material federal income tax consequences of the offering of the Notes and are true, correct and complete in all material respects.
Except as expressly set forth above, we express no other opinion. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Bryan Cave LLP